Exhibit 10.5

Note TERMINATION Agreement

This NOTE TERMINATION AGREEMENT (this “Agreement”) is entered into as of February 15, 2024 (the “Agreement Date”), by and between Cactus Acquisition Corp. 1 Limited, a Cayman Islands exempted company and a special purpose acquisition company (this “Maker”) and Cactus Healthcare Management LP (the “Payee”).

RECITALS

A. The Maker has issued certain convertible promissory notes to the Payee, consisting of the following: (i) Promissory Note, dated March 16, 2022, in a principal amount of $450,000; (ii) Promissory Note, dated November 8, 2023, in a principal amount of $120,000; (iii) Promissory Note, dated January 30, 2023, in a principal amount of $330,000 (collectively, the “Notes”), each of which represents Maker’s obligation to repay Payee for funds lent by the Payee to the Maker or funds paid by the Payee on behalf of the Maker.

B. Pursuant to Section 4.01(n) of that certain Sponsor Securities Purchase Agreement, dated as of February 9, 2024 (the “SPA”), by and among the Maker, the Payee and EVGI Limited (the “Buyer”), it is a condition to the Buyer’s obligation to consummate the transactions contemplated under the SPA for the Maker to deliver to the Buyer evidence of Payee’s surrender of the Notes, for cancellation, to the Maker.

C. The Payee has an economic interest in consummating the transactions under the SPA and is therefore willing to enter into this Agreement to terminate the Maker’s obligations to the Payee, and all of Payee’s rights, under the Notes.

D. Any capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto under the Notes.

NOW, THEREFORE, in consideration of the agreements contained in the SPA and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Cancellation of Notes. The Payee agrees with the Maker that the Notes are hereby terminated, and are null and void, including all obligations of the Maker and rights of the Payee thereunder, including, without limitation, (i) the obligation of the Payee under the first paragraph and Section 1 thereof to repay the unpaid principal balance of the Notes on the Maturity Date (or earlier, in the case of an Event of Default thereunder), and (ii) the right of the Payee under Section 1 thereof to instead convert, on the Maturity Date, any unpaid principal amounts outstanding thereunder into warrants to purchase Class A ordinary shares, par value $0.0001 of Maker, at a conversion price of $1.50 per warrant.

2. Surrender of Notes. To the extent that Payee holds signed copies of the Notes, it agrees to immediately surrender them to the Maker for cancellation, and to otherwise indicate on the Notes that the obligations represented thereby are null and void, as may be requested by Maker or Buyer.

3. Representations, Warranties and Agreements of Payee. The Payee hereby represents and warrants as follows:

3.1 Ownership of Notes. As of the Agreement Date, the Payee is the sole owner of the Notes. No person or entity who is not a signatory to this Agreement has a beneficial interest in or a right to acquire any of the Notes, other than any indirect rights and interests of persons that own interests in the Payee or in the limited liability company that serves as general partner of the Payee under the limited partnership agreement of Payee or operating agreement of Payee’s sole general partner, whose interests were legally extinguished when the Payee and its sole general partner consented to the Payee’s entry into the SPA and all agreements and ancillary documents required thereunder, including this Agreement. The Notes are not subject to any encumbrances (other than any restrictions under securities or other applicable laws).

3.2 Power, Authorization and Validity. Payee has all requisite power and authority to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Payee and the cancellation of the Notes pursuant hereto have been duly authorized by all necessary action on the part of Payee. This Agreement has been duly executed and delivered by Payee and constitutes a valid and binding obligation of Payee, enforceable against Payee in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Additional Documents. Payee shall execute and deliver any additional documents necessary or reasonably requested by Maker to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Payee hereunder, Payee hereby authorizes Maker to deliver a copy of this Agreement to the Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note Termination Agreement to be executed as of the date first above written.

PAYEE:

Cactus Healthcare Management LP

By: Cactus Healthcare Management LLC, its sole General Partner

By:	/s/ Stephen T. Wills
Name:	Stephen T. Wills
Title:	Secretary

MAKER:

Cactus Acquisition Corp 1 Limited

By:	/s/ Ofer Gonen
Name:	Ofer Gonen
Title:	Chief Executive Officer

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